Exhibit 99

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com
Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL REPORTS CONTINUED SALES GROWTH

IN 2006 FIRST QUARTER

•	First Quarter 2006 Sales Increase 4.5 Percent

•	First Quarter Income from Continuing Operations of $2.5 Million

•	Goldman Sachs Retained as Financial Advisor

LOS ANGELES, April 20, 2006 – Smart & Final Inc. (NYSE – SMF) today reported sales for its twelve-week first quarter ended March 26, 2006 of $446.8 million, an increase of $19.2 million, or 4.5 percent, over first quarter 2005 sales of $427.6 million. Income from continuing operations was $2.5 million for the first quarter 2006, or $0.08 per diluted share, compared to $3.5 million or $0.11 per diluted share for the first quarter 2005. Comparable store sales growth for the first quarter was 1.8 percent, unadjusted for cannibalization of existing store sales by new stores.

Etienne Snollaerts, president and chief executive officer, stated, “Our 2006 first quarter sales reflect the continuation of our strong store growth plan and the near-term impact of adding new stores on earnings per share. Our total sales growth of over 4 percent from the prior year first quarter indicates that we have a solid process for selecting new store locations. As these new stores come on line and begin to build sales, we also are experiencing an expected increase in our cost structure, which accounted for the decrease in earnings per share from the prior year first quarter.”

Snollaerts added, “Our 15 new stores in 2005 were opened disproportionately towards the latter part of the year and their costs are now included in our 2006 first quarter, which traditionally is our lowest sales quarter during the year. As sales from these stores continue to grow, their impact on the overall cost structure will moderate. We’re also proceeding with our store development program and we anticipate another year of strong growth in 2006.”

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Smart & Final Inc. First Quarter 2006

Gross margin from continuing operations increased $2.6 million, or 3.9 percent, to $70.8 million for the first quarter of 2006 as compared with $68.2 million for the prior year first quarter. As a percentage of sales, gross margin was 15.9 percent for the first quarter of both 2006 and 2005. Although the aggregate year-to-year gross margin rate did not change, the company realized improved gross profit rates on sales for first quarter 2006 which was offset by increased distribution costs and the impact of new stores.

As a percentage of sales, operating and administrative expenses increased to 14.5 percent for the 2006 first quarter from 14.1 percent for the 2005 first quarter. Operating and administrative expenses from continuing operations increased $4.5 million, or 7.5 percent, to $64.7 million for the first quarter of 2006 as compared with $60.2 million for the prior year first quarter. The increase in dollars and as a percentage of sales was largely attributable to increased store operating costs and information system costs, partially offset by lower incentive compensation costs.

Interest expense increased to $2.4 million for the 2006 first quarter as compared with $2.2 million for the prior year quarter, as a result of higher debt outstanding and higher rate. At the end of the first quarter 2006 the balance outstanding on the revolving credit facility was $40.0 million compared with $30.0 million at the end of the first quarter 2005.

Cash flow from operating activities reflected a cash outflow of $13.1 million in the first quarter 2006 compared with cash generation of $10.4 million for the prior year first quarter. The cash outflow in the first quarter of 2006 was primarily due to cash payments for settlement distributions associated with a litigation matter and 2005 incentive compensation.

One store was opened during the 2006 first quarter in Seattle, Wash. The company operated 250 stores at the end of the first quarter 2006 compared with 237 stores at the end of the 2005 first quarter.

On April 2, 2006 Smart & Final announced that its Board of Directors expected to engage a financial advisor to assist the company in studying potential strategic alternatives. This action was taken in light of an earlier announcement by the company’s majority shareholder, Casino Guichard-Perrachon S.A., that it is studying the potential sale, by the end of 2007, of certain non-core assets. Smart & Final Inc. has engaged Goldman Sachs & Co. to act as a financial advisor to the company. As stated in the

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Smart & Final Inc. First Quarter 2006

April 2nd announcement, there can be no assurance as to the timing of this process or that any specific transaction will result.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 250 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

A telephone conference call with Smart & Final’s senior management will be held on Friday April 21, 2006 at 9:00 a.m. Pacific Daylight Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Current and future operating trends and results may be impacted by important factors, including the implementation of key information system initiatives and their potential effect on company operations. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business, including its exploration of potential strategic alternatives. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	March 26, 2006	January 1, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,327	$31,887
Accounts receivable, less allowance for doubtful accounts of $256 in 2006 and $273 in 2005	12,521	18,410
Inventories	158,408	158,553
Prepaid expenses and other current assets	15,536	16,333
Deferred tax assets	13,161	13,036
Assets held for sale	2,129	2,129

Total current assets	235,082	240,348
Property, plant and equipment:
Land	70,858	70,860
Buildings and improvements	62,306	62,335
Leasehold improvements	137,211	137,467
Fixtures and equipment	212,862	209,751

	483,237	480,413
Less – Accumulated depreciation and amortization	227,987	221,951

Net property, plant and equipment	255,250	258,462
Assets under capital leases, net of accumulated amortization of $5,220 in 2006 and $5,106 in 2005	1,309	1,423
Goodwill	34,775	34,775
Deferred tax assets	28,749	28,749
Equity investment in joint venture	7,766	7,481
Cash held in real estate trust	120	120
Other assets	67,479	66,960

Total assets	$630,530	$638,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$53,997	$54,076
Notes payable to affiliate	33,141	33,146
Accounts payable	92,331	99,694
Accrued salaries and wages	14,270	19,898
Other accrued liabilities	35,293	56,251
Liabilities of discontinued operations	990	1,101

Total current liabilities	230,022	264,166
Long-term liabilities:
Obligations under capital leases	1,712	1,848
Bank debt	40,000	20,000
Other long-term liabilities	35,903	35,086
Postretirement and postemployment benefits	43,382	43,275

Total long-term liabilities	120,997	100,209
Commitments and contingencies Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 32,278,102 shares issued and outstanding in 2006 and 31,903,478 in 2005)	320	319
Additional paid-in capital	235,101	231,775
Retained earnings	70,035	67,523
Accumulated other comprehensive loss	(15,805)	(15,822)
Notes receivable for common stock	(18)	(18)
Treasury stock, at cost, 751,432 shares in 2006 and 729,475 shares in 2005	(10,122)	(9,834)

Total stockholders’ equity	279,511	273,943

Total liabilities and stockholders’ equity	$630,530	$638,318

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended
	March 26, 2006	March 27, 2005
	(Unaudited)
Sales	$446,779	$427,625
Cost of sales, buying and occupancy	375,962	359,450

Gross margin	70,817	68,175
Operating and administrative expenses	64,720	60,217

Income from operations	6,097	7,958
Interest expense, net	2,405	2,209

Income from continuing operations before income taxes	3,692	5,749
Income tax provision	(1,443)	(2,238)
Equity earnings (loss) of joint venture	263	(10)

Income from continuing operations	2,512	3,501
Discontinued operations, net of tax	—	(306)

Net income	$2,512	$3,195

Earnings (loss) per common share
Earnings per common share from continuing operations	$0.08	$0.11
Loss per common share from discontinued operations	—	(0.01)

Earnings per common share	$0.08	$0.10

Weighted average common shares	31,111,983	30,640,607

Earnings (loss) per common share, assuming dilution
Earnings per common share, assuming dilution, from continuing operations	$0.08	$0.11
Loss per common share, assuming dilution, from discontinued operations	—	(0.01)

Earnings per common share, assuming dilution	$0.08	$0.10

Weighted average common shares and common share equivalents	31,811,594	32,273,240

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended
	March 26, 2006	March 27, 2005
	(Unaudited)
Sales	100.0%	100.0%
Cost of sales, buying and occupancy	84.1	84.1

Gross margin	15.9	15.9
Operating and administrative expenses	14.5	14.1

Income from operations	1.4	1.9
Interest expense, net	0.5	0.5

Income from continuing operations before income taxes	0.8	1.3
Income tax provision	(0.3)	(0.5)
Equity earnings (loss) of joint venture	0.1	—

Income from continuing operations	0.6	0.8
Discontinued operations, net of tax	—	(0.1)

Net income	0.6%	0.7%

*	Totals may not aggregate due to rounding

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Twelve Weeks Ended
	March 26, 2006	March 27, 2005
	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$2,512	$3,501
Adjustments to reconcile income from continuing operations to net cash provided by continuing activities:
Asset impairment, at gross	142	—
Loss (gain) on disposal of property, plant and equipment	1	(30)
Depreciation	4,296	4,171
Amortization	3,832	2,731
Amortization of deferred financing costs	115	66
Restricted stock and stock option expense	338	141
Excess tax benefit from share-based compensation	(438)	—
Deferred tax (benefit) provision	(124)	(33)
Equity (earnings) loss of joint venture	(263)	10
Decrease (increase) in:
Accounts receivable	6,064	3,298
Inventories	145	(300)
Prepaid expenses and other assets	1,024	513
Increase (decrease) in:
Accounts payable	(7,362)	5,898
Accrued salaries and wages	(5,628)	(8,866)
Other accrued liabilities	(17,739)	44

Net cash (used in) provided by continuing activities	(13,085)	11,144
Net cash used in discontinued activities	—	(775)

Net cash (used in) provided by operating activities	(13,085)	10,369

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(6,227)	(12,943)
Proceeds from disposal of property, plant and equipment	22	17
Investment in capitalized software	(1,317)	(2,402)
Change in cash held in real estate trust	—	(1)
Other	(14)	(90)

Net cash used in investing activities	(7,536)	(15,419)

Cash Flows from Financing Activities:
Payments on bank line of credit	(20,000)	(5,000)
Borrowings on bank line of credit	40,000	10,000
Payments on notes payable	(219)	(320)
Excess tax benefit from share-based compensation	438	—
Stock repurchases	(289)	—
Proceeds from issuance of common stock, net of costs	2,131	197

Net cash provided by financing activities	22,061	4,877

Increase (decrease) in cash and cash equivalents	1,440	(173)
Cash and cash equivalents at beginning of the period	31,887	28,672

Cash and cash equivalents at end of the period	$33,327	$28,499

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